EXHIBIT 3.58

RESTATED AND AMENDED ARTICLES OF INCORPORATION

Jacobs Pinon Plaza Entertainment, Inc., a Nevada corporation (hereinafter referred to as the “Corporation”) pursuant to the provisions of the Nevada Revised Statutes, hereby certifies to the Secretary of State of Nevada that:

FIRST:  The Corporation desires to restate and amend its Articles of Incorporation as currently in effect as hereinafter provided.

SECOND: The provisions set forth in these Restated and Amended Articles of Incorporation supersede the original Articles of Incorporation and all amendments thereto. These Restated and Amended Articles of Incorporation correctly set forth the provisions of the Articles of Incorporation, as amended, of the Corporation.

THIRD:  These Restated and Amended Articles of Incorporation are filed with the Nevada Secretary of State before the issuance of any stock by the Corporation.

FOURTH:  The Articles of Incorporation of the Corporation are hereby amended and restated by striking in their entirety Articles 1 through 7, inclusive, and by substituting in lieu thereof the following:

ARTICLE I

Name

The name of the Corporation shall be Jacobs Pinon Plaza Entertainment, Inc.

ARTICLE II

Duration

The period of duration of the Corporation shall be perpetual.

ARTICLE III

Purpose

The purpose for which the Corporation is organized is the transaction of all lawful business for which corporations may be incorporated pursuant to Nevada law.

ARTICLE IV

Shares

The total number of shares of all classes which the Corporation has authority to issue is one thousand (1,000) shares of Common Stock, $0.01 par value.

The Common Stock of the Corporation shall possess all such rights and privileges as are afforded to capital stock by applicable law in the absence of any express grant of rights or privileges in these Restated and Amended Articles of Incorporation, including, but not limited to, the following rights and privileges:

(a)             distributions may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of distributions;

(b)             the holders of Common Stock shall have the right to vote for the election of directors and on all other matters requiring stockholder action, each share being entitled to one vote; and

(c)             upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests.

ARTICLE V

Cumulative Voting

Cumulative voting shall not be allowed in elections of directors or for any other purpose.

ARTICLE VI

Preemptive Rights

Holders of shares of the Corporation’s Common Stock shall have no preemptive rights to purchase additional shares of the same or any other class of the Corporation’s stock.

ARTICLE VII

Registered Office and Agent

The street address of the Corporation’s registered office in Nevada is:

6100 Neil Road, Suite 500

Reno, Nevada 80401

The name of the Corporation’s registered agent is:

The Corporation Trust Company

6100 Neil Road, Suite 500

Reno, Nevada 80401

ARTICLE VIII

Principal Office

The address of the Corporation’s principal office is:

17301 West Colfax Avenue, Suite 250

Denver, Colorado 80401

ARTICLE IX

Directors

The affairs of the Corporation shall be governed by a Board of Directors consisting of one (1) to three (3) directors, with the number of directors specified in or fixed in accordance with the Bylaws of the Corporation, as may be amended from time to time, except as to the number constituting the initial board which number shall be one (1).

ARTICLE X

Elimination of Personal Liability of a Director

To the fullest extent permitted by Nevada law, as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director.

ARTICLE XI

Indemnification of Directors

The Corporation shall indemnify and advance expenses to a director of the Corporation to the fullest extent permitted by Nevada law, as the same exists or may hereafter be amended.

ARTICLE XII

Voting Requirements

The affirmative vote of the holders of a majority of the shares entitled to vote thereupon shall be required for approval or authorization of any (i) merger or consolidation of the Corporation with or into any other corporation; or (ii) sale, lease, exchange or other disposition of all or substantially all of the assets of the Corporation to any other corporation, person or entity; or (iii) the dissolution of the Corporation.

ARTICLE XIII

Amendments

These Restated and Amended Articles of Incorporation of the Corporation can only be amended or repealed by the affirmative vote of the holders of a majority of the shares entitled to vote thereon.

ARTICLE XIV

Bylaws

The Bylaws may be altered, amended or repealed, or new bylaws may be adopted by the Board of Directors, subject to the right of the shareholders to alter and / or repeal the bylaws or adopt new bylaws.

ARTICLE XV

Incorporator

The name and address of the incorporator of the Corporation is as follows:

Name	Address

Samuel E. Wing	1625 Broadway, Sixteenth Floor
Denver, Colorado 80202

IN WITNESS WHEREOF, Jacobs Pinon Plaza Entertainment, Inc. has caused these Restated and Amended Articles of Incorporation to be signed in its name and on its behalf by its Sole Incorporator on this 11th day of November 2005.

JACOBS PINON PLAZA ENTERTAINMENT, INC.

/s/ Samuel E. Wing
Samuel E. Wing, Sole Incorporator